CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,392,000	$436.89

Pricing supplement no. 1998
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 8-II dated February 28, 2013 and
underlying supplement no. 1-I dated November 14, 2011	Registration Statement No. 333-177923 Dated December 17, 2013 Rule 424(b)(2)

Structured Investments	$3,392,000 9.25% per annum Auto Callable Yield Notes due December 24, 2014 Linked to the Market Vectors Gold Miners ETF

General

•	The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of the Market Vectors Gold Miners ETF and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if the notes are not automatically called, they may lose some or all of their principal at maturity.
•	The notes will pay 9.25% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of 0.77083% per month. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the performance of the Market Vectors Gold Miners ETF and whether the closing price of the Underlying is less than the Starting Underlying Level by more than the Buffer Amount on any day during the Monitoring Period, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The notes will be automatically called if the closing price of the Underlying on the relevant Call Date is greater than or equal to the Starting Underlying Level. If the notes are automatically called, payment on the applicable Call Settlement Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing December 24, 2014*
•	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Underlying:	The Market Vectors Gold Miners ETF (the “Underlying”)
Interest Rate:	9.25% per annum over the term of the notes, assuming no automatic call, payable at a rate of 0.77083% per month.
Automatic Call:	If on any Call Date the closing price of the Underlying is greater than or equal to the Starting Underlying Level, the notes will be automatically called on that Call Date.
Payment if Called:	If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Buffer Amount:	$8.476, which is equal to 40.00% of the Starting Underlying Level (subject to adjustments)
Pricing Date:	December 17, 2013
Original Issue Date (settlement date):	On or about December 20, 2013
Observation Date*:	December 19, 2014
Maturity Date*:	December 24, 2014
CUSIP:	48126NM46
Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date
Interest Payment Dates*:	Interest on the notes will be payable monthly on January 27, 2014, February 27, 2014, March 27, 2014, April 25, 2014, May 28, 2014, June 26, 2014, July 25, 2014, August 27, 2014, September 25, 2014, October 27, 2014, November 28, 2014 and the Maturity Date (each such day, an “Interest Payment Date”). See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.
Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Underlying. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:

(a) the Ending Underlying Level is less than the Starting Underlying Level; and

(b) a Trigger Event has occurred.

If the notes are not automatically called and the conditions described in (a) and (b) are satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level is less than the Starting Underlying Level. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Underlying Return)

You will lose some or all of your principal at maturity if the notes are not automatically called and the conditions described in (a) and (b) are both satisfied.

Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the closing price is less than its Starting Underlying Level by more than the Buffer Amount.
Underlying Return:	The Underlying Return is calculated as follows: Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Call Dates*:	March 24, 2014 (first Call Date), June 23, 2014 (second Call Date) and September 22, 2014 (last Call Date)
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Other Key Terms:	See “Additional Key Terms” on the next page.
*	Subject to postponement as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 8-II.

Investing in the Auto Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 8-II, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$15.00	$985
Total	$3,392,000	$50,880	$3,341,120
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $15.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. 8-II.

The estimated value of the notes as determined by JPMS when the terms of the notes were set was $953.70 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

December 17, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 8-II dated February 28, 2013 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated December 11, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 8-II and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 8-II dated February 28, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213001772/e52356_424b2.htm
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Starting Underlying Level:	$21.19, which was the closing price of one share of the Underlying on the Pricing Date divided by the Share Adjustment Factor for the Underlying (the “Initial Share Price”). We refer to the Initial Share Price as the “Starting Underlying Level.”
Ending Underlying Level:	The closing price of one share of the Underlying on the Observation Date (the “Final Share Price”). We refer to the Final Share Price as the “Ending Underlying Level.”
Share Adjustment Factor:	Set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 8-II.
JPMorgan Structured Investments —	PS-1
Auto Callable Yield Notes Linked to the Market Vectors Gold Miners ETF

Selected Purchase Considerations

•	THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this pricing supplement, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	MONTHLY INTEREST PAYMENTS — The notes offer quarterly interest payments as specified on the cover of this pricing supplement, assuming no automatic call. Interest will be payable on January 27, 2014, February 27, 2014, March 27, 2014, April 25, 2014, May 28, 2014, June 26, 2014, July 25, 2014, August 27, 2014, September 25, 2014, October 27, 2014, November 28, 2014 and the Maturity Date (each such day, an “Interest Payment Date”). Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date (which may be a Call Settlement Date). If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of the Underlying is greater than or equal to the Starting Underlying Level on any Call Date, your notes will be automatically called prior to the maturity date. Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level is not less than the Starting Underlying Level. A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of the Underlying is less than the Starting Underlying Level by more than the Buffer Amount. However, if the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level is less than the Starting Underlying Level, you could lose the entire principal amount of your notes.
•	EXPOSURE TO THE UNDERLYING — The return on the notes is linked to the Market Vectors Gold Miners ETF. The Market Vectors Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, the investment adviser to the Market Vectors Gold Miners ETF. The Market Vectors Gold Miners ETF trades on NYSE Arca, Inc. which we refer to as NYSE Arca, under the ticker symbol “GDX.” The Market Vectors Gold Miners ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, which we refer to as the Underlying Index with respect to the Market Vectors Gold Miners ETF. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold or silver. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange or the NYSE Amex, LLC or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index. For additional information about the Market Vectors Gold Miners ETF, see “Fund Descriptions — The Market Vectors Gold Miners ETF” in the accompanying underlying supplement no. 1-I.
•	TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 8-II. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.
In determining our reporting responsibilities, we intend to treat 5.30% of each interest payment as interest on the
JPMorgan Structured Investments —	PS-2
Auto Callable Yield Notes Linked to the Market Vectors Gold Miners ETF

Deposit and 94.70% of each interest payment as Put Premium. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call.

•	Non-U.S. Holders - Additional Tax Considerations

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends that are paid or “deemed paid” after December 31, 2015, but only if such notes were acquired on or after March 5, 2014. Accordingly, the proposed regulations, if finalized in their current form, generally should not apply to notes held by initial purchases.  While significant aspects of the application of these proposed regulations to the notes are uncertain, depending on their ultimate effective date, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Non-U.S. Holders should also note that final Treasury regulations were released on legislation that imposes a withholding tax of 30% on payments to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences-Tax Consequences to Non-U.S. Holders” in the accompanying product supplement no. 8-II. Pursuant to the final regulations and an IRS notice released on July 12, 2013, obligations issued before July 1, 2014, such as the notes, are not subject to this withholding tax, or the reporting or diligence requirements.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMorgan Structured Investments —	PS-3
Auto Callable Yield Notes Linked to the Market Vectors Gold Miners ETF

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying or any of the equity securities held by the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 8-II dated February 28, 2013 and the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level is greater than or equal to the Starting Underlying Level. If the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level is less than the Starting Underlying Level, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level is less than the Starting Underlying Level. Accordingly, you could lose up to the entire principal amount of your notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.'s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market's view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 8-II for additional information about these risks.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE UNDERLYING — If the notes are not automatically called and a Trigger Event has not occurred or the Ending Underlying Level is greater than or equal to the Starting Underlying Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Underlying, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the relevant Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Underlying, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Underlying during the term of the notes.
•	THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of the Underlying is less than the Starting Underlying Level by more than the Buffer Amount, a Trigger Event will occur, and you will be fully exposed to any depreciation in the Underlying. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Underlying Level is less than the Starting Underlying Level, you will lose 1% of the principal amount of your investment for every 1% that the Ending Underlying Level is less than the Starting Underlying Level. You will be subject to this potential loss of principal even if the Underlying subsequently recovers such that the closing price of the Underlying is less than the Starting Underlying Level by less than the Buffer Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the relevant Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
JPMorgan Structured Investments —	PS-4
Auto Callable Yield Notes Linked to the Market Vectors Gold Miners ETF

•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) IS HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Underlying, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	whether a Trigger Event has occurred or is expected to occur;
•	the interest rate on the notes;
•	the actual and expected volatility of the Underlying;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Underlying and the equity securities held by the Underlying;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events; and
•	the occurrence of certain events to the Underlying that may or may not require an adjustment to the Share Adjustment Factor.
JPMorgan Structured Investments —	PS-5
Auto Callable Yield Notes Linked to the Market Vectors Gold Miners ETF

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the closing price of the Underlying is not less than the Starting Underlying Level by more than the Buffer Amount on any day during the Monitoring Period or the Ending Underlying Level is greater than or equal to the Starting Underlying Level. If the notes are not automatically called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Underlying.
•	VOLATILITY RISK — Greater expected volatility with respect to the Underlying indicates a greater likelihood as of the Pricing Date that the closing price of the Underlying could be less than its Starting Underlying Level by more than the Buffer Amount on any day during the Monitoring Period. The Underlying’s volatility, however, can change significantly over the term of the notes. The closing price of the Underlying could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.
•	THERE ARE RISKS ASSOCIATED WITH THE UNDERLYING — Although the Underlying’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the investment strategies of the Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Underlying, and consequently, the value of the notes.
•	DIFFERENCES BETWEEN THE MARKET VECTORS GOLD MINERS ETF AND THE NYSE ARCA GOLD MINERS INDEX — The Market Vectors Gold Miners ETF does not fully replicate the NYSE Arca Gold Miners Index and may hold securities not included in the NYSE Arca Gold Miners Index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the NYSE Arca Gold Miners Index. All of these factors may lead to a lack of correlation between the Market Vectors Gold Miners ETF and the NYSE Arca Gold Miners Index. Moreover, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Market Vectors Gold Miners ETF and the NYSE Arca Gold Miners Index. Finally, because the shares of the Market Vectors Gold Miners ETF are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Market Vectors Gold Miners ETF may differ from the net asset value per share of the Market Vectors Gold Miners ETF. For all of the foregoing reasons, the performance of the Market Vectors Gold Miners ETF may not correlate with the performance of the NYSE Arca Gold Miners Index.
•	RISKS ASSOCIATED WITH THE GOLD AND SILVER MINING INDUSTRIES — All or substantially all of the equity securities held by the Underlying are issued by gold or silver mining companies. Because the value of the notes is linked to the performance of the Underlying, an investment in these notes will be concentrated in the gold and silver mining industries. Competitive pressures may have a significant effect on the financial condition of companies in these industries. Also, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Underlying or the securities held by the Funds would have.
•	THE ANTI-DILUTION PROTECTION FOR THE UNDERLYING IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Underlying. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
JPMorgan Structured Investments —	PS-6
Auto Callable Yield Notes Linked to the Market Vectors Gold Miners ETF

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call. The “note total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the maturity date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000. The table and examples below assume that the closing price of the Underlying on each Call Date is greater than or equal to the Starting Underlying Level. We make no representation or warranty as to what the closing price of the Underlying will be on any Call Date. In addition, the following table and examples assume a Starting Underlying Level of $20.00 and reflect the Interest Rate of 9.25% per annum over the term of the notes (assuming no automatic call) and the Buffer Amount of 40.00% of the Starting Underlying Level. Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Closing Price of the Underlying	Underlying Closing Price Appreciation / Depreciation at Relevant Call Date	Note Total Return at Relevant Call Settlement Date			Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
		First	Second	Final
$36.000	80.00%	2.3125%	4.6250%	6.9375%	9.25%	9.25%
$33.000	65.00%	2.3125%	4.6250%	6.9375%	9.25%	9.25%
$30.000	50.00%	2.3125%	4.6250%	6.9375%	9.25%	9.25%
$28.000	40.00%	2.3125%	4.6250%	6.9375%	9.25%	9.25%
$26.000	30.00%	2.3125%	4.6250%	6.9375%	9.25%	9.25%
$24.000	20.00%	2.3125%	4.6250%	6.9375%	9.25%	9.25%
$22.000	10.00%	2.3125%	4.6250%	6.9375%	9.25%	9.25%
$21.000	5.00%	2.3125%	4.6250%	6.9375%	9.25%	9.25%
$20.200	1.00%	2.3125%	4.6250%	6.9375%	9.25%	9.25%
$20.000	0.00%	2.3125%	4.6250%	6.9375%	9.25%	9.25%
$19.000	-5.00%	N/A	N/A	N/A	9.25%	4.25%
$18.150	-9.25%	N/A	N/A	N/A	9.25%	0.00%
$18.000	-10.00%	N/A	N/A	N/A	9.25%	-0.75%
$16.000	-20.00%	N/A	N/A	N/A	9.25%	-10.75%
$14.000	-30.00%	N/A	N/A	N/A	9.25%	-20.75%
$12.000	-40.00%	N/A	N/A	N/A	9.25%	-30.75%
$11.998	-40.01%	N/A	N/A	N/A	N/A	-30.76%
$10.000	-50.00%	N/A	N/A	N/A	N/A	-40.75%
$8.000	-60.00%	N/A	N/A	N/A	N/A	-50.75%
$6.000	-70.00%	N/A	N/A	N/A	N/A	-60.75%
$4.000	-80.00%	N/A	N/A	N/A	N/A	-70.75%
$2.000	-90.00%	N/A	N/A	N/A	N/A	-80.75%
$0.000	-100.00%	N/A	N/A	N/A	N/A	-90.75%

(1) A Trigger Event occurs if the closing price of the Underlying is less than the Starting Underlying Level by more than 40.00% on any day during the Monitoring Period.

The following examples illustrate how a total payment set forth in the table above is calculated.

Example 1: The price of the Underlying increases from the Starting Underlying Level of $20.00 to a closing price of $20.20 on the first Call Date. Because the closing price of the Underlying on the first Call Date is greater than the Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,023.125 per $1,000 principal amount note, consisting of interest payments of $23.125 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The price of the Underlying decreases from the Starting Underlying Level of $20.00 to a closing price of $19.00 on the first Call Date, $18.00 on the second Call Date, and increases from the Starting Underlying Level of $20.00 to a closing level of $21.00 on the last Call Date. Although the price of the Underlying on each of the first two Call Dates ($19.00 and $18.00) is less than the Starting Underlying Level of $20.00, because the closing price of the Underlying on the final Call Date is greater than the Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,069.375 per $1,000 principal amount note, consisting of interest payments of $69.375 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 3: The notes have not been automatically called prior to maturity and the price of the Underlying increases from the Starting Underlying Level of $20.00 to an Ending Underlying Level of $21.00. Because the notes have not been automatically called prior to maturity and the Ending Underlying Level of $21.00 is greater than the Starting Underlying Level of $20.00, regardless of whether a Trigger Event has occurred, the investor receives total payments of $1,092.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $92.50 per

JPMorgan Structured Investments —	PS-7
Auto Callable Yield Notes Linked to the Market Vectors Gold Miners ETF

$1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the price of the Underlying decreases from the Starting Underlying Level of $20.00 to an Ending Underlying Level of $16.00. Even though the Ending Underlying Level of $16.00 is less than the Starting Underlying Level of $20.00, because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,092.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $92.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the price of the Underlying decreases from the Starting Underlying Level of $20.00 to an Ending Underlying Level of $10.00. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of $10.00 is less than the Starting Underlying Level of $20.00, the investor receives total payments of $592.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $92.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -50%)] + $92.50 = $592.50

Example 6: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the price of the Underlying decreases from the Starting Underlying Level of $20.00 to an Ending Underlying Level of 0. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of 0 is less than the Starting Underlying Level of $20.00, the investor receives total payments of $92.50 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $92.50 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $92.50 = $92.50

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-8
Auto Callable Yield Notes Linked to the Market Vectors Gold Miners ETF

Historical Information

The following graph shows the historical weekly performance of the Market Vectors Gold Miners ETF from January 4, 2008 through December 13, 2013. The closing price of the Market Vectors Gold Miners ETF on December 17, 2013 was $21.19.

We obtained the various closing prices of the Underlying below from Bloomberg Financial Markets, without independent verification. The historical prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Underlying on any Call Date, the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Underlying or the equity securities held by the Underlying will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Underlying or the equity securities held by the Underlying.

JPMorgan Structured Investments —	PS-9
Auto Callable Yield Notes Linked to the Market Vectors Gold Miners ETF

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) Is Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performance for the Underlying?” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to the Underlying” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-27 of the accompanying product supplement no. 8-II are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	PS-10
Auto Callable Yield Notes Linked to the Market Vectors Gold Miners ETF

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 14, 2011.

JPMorgan Structured Investments —	PS-11
Auto Callable Yield Notes Linked to the Market Vectors Gold Miners ETF